Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sirius Satellite Radio Inc. 401(k) Savings Plan of our reports (a) dated February 29, 2008, except Note 18 related to the 2007 and 2006 financial information, as to which the date is March 10, 2009, with respect to the consolidated financial statements and schedule of Sirius XM Radio Inc. (formerly Sirius Satellite Radio Inc.) and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and (b) dated June 23, 2008, with respect to the financial statements and schedules of the Sirius Satellite Radio Inc. 401(k) Savings Plan included in the Plan’s Annual Report (Form 11-K) for the year ended December 31, 2007, both filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New York, New York
March 23, 2009